AMENDMENT NO. 10
to the
COMBINED INVESTMENT ADVISORY AGREEMENT

This Amendment is made as of July 1, 2010 to the Combined Investment Advisory Agreement among Munder Series Trust (“MST”), on behalf of each of its series, Munder Series Trust II (“MST II”), on behalf of each of its series, and Munder Capital Management (“Advisor”), a Delaware general partnership.

WHEREAS, the Munder Technology Fund was merged with and into the Munder Growth Opportunities Fund on April 23, 2010;

WHEREAS, the advisory fee schedule for the Munder Healthcare Fund was revised effective July 1, 2010; and

WHEREAS, the parties desire to update the Schedules to the Agreement.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor, MST and MST II agree to amend the Agreement as follows:

1.	Schedule A the Agreement is hereby replaced with the attached Schedule A effective as of July 1, 2010.

2.	Schedule B the Agreement is hereby replaced with the attached Schedule B effective as of July 1, 2010.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST
MUNDER SERIES TRUST II

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

SCHEDULE A
As of July 1, 2010

Munder Series Trust
Munder Asset Allocation Fund ― Balanced
Munder Bond Fund
Munder Energy Fund
Munder Growth Opportunities Fund
Munder Index 500 Fund
Munder International Equity Fund
Munder International Fund – Core Equity
Munder International Small-Cap Fund
Munder Large-Cap Growth Fund
Munder Large-Cap Value Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Small-Cap Value Fund
Munder Tax-Free Short & Intermediate Bond Fund

Munder Series Trust II
Munder Healthcare Fund

A-1

SCHEDULE B
As of July 1, 2010

Annual Fees (as a Percentage of Daily Net Assets)

Munder Asset Allocation Fund - Balanced	0.65%

Munder Bond Fund	0.40%

Munder Energy Fund	0.75%

Munder Growth Opportunities Fund	1.00% of the first $500 million of average daily net assets; 0.85% of the next $500 million; and 0.80% of average daily net assets in excess of $1 billion

Munder Healthcare Fund	0.80% of the first $250 million of average daily net assets; and 0.75% of average daily net assets in excess of $250 million

Munder Index 500 Fund	0.20% of the first $250 million of average daily net assets; 0.12% of the next $250 million; and 0.07% of average daily net assets in excess of $500 million

Munder International Equity Fund	0.75%

Munder International Fund - Core Equity	0.80% on the first $1 billion of average daily net assets; and 0.75% of the average daily net assets in excess of $1 billion

Munder International Small-Cap Fund	0.95% on the first $1 billion of average daily net assets; and 0.90% of the average daily net assets in excess of $1 billion

Munder Large-Cap Growth Fund	0.75% of the first $1 billion of average daily net assets; 0.725% of the next $1 billion; and 0.70% of average daily net assets in excess of $2 billion

Munder Large-Cap Value Fund	0.75% of the first $100 million of average daily net assets; and 0.70% of average daily net assets in excess of $100 million

Munder Micro-Cap Equity Fund	1.00%

Annual Fees (as a Percentage of Daily Net Assets)

Munder Mid-Cap Core Growth Fund	0.75% on the first $6 billion of average daily net assets, 0.70% on the next $2 billion, and 0.65% on average daily net assets exceeding $8 billion

Munder Small-Cap Value Fund	0.75%

Munder Tax-Free Short & Intermediate Bond Fund	0.40%

B-2